Exhibit 99.1

Nordson Corporation Reports First Quarter Results

  Sales grow 4 percent over prior year’s first quarter to $359 million
  First quarter GAAP Diluted EPS is $0.54, or $0.56 excluding one-time items
  First quarter free cash flow before dividends was $40 million, or 114 percent of net income
  Second quarter 2014 guidance: Sales expected to increase in the range of 5 percent to 9 percent compared to same period a year ago; GAAP Diluted EPS in the range of $0.85 to $0.94

WESTLAKE, Ohio--(BUSINESS WIRE)--February 25, 2014--Nordson Corporation (Nasdaq: NDSN) today reported results for the first quarter of fiscal year 2014. For the quarter ending January 31, 2014, sales were $359 million, a 4 percent increase over the prior year’s first quarter sales. This sales improvement included a 6 percent increase related to the first year effect of acquisitions, a 1 percent decrease in organic volume, and a negative 1 percent impact related to the unfavorable effects of currency translation. Operating profit for the quarter was $54 million, net income was $35 million, and first quarter diluted earnings per share as reported were $0.54. Free cash flow before dividends in the quarter was $40 million, or 114 percent of net income. A reconciliation of GAAP diluted EPS to normalized amounts and a calculation of free cash flow are included in the attached tables.

“Nordson’s first quarter performance reflects our normal seasonality, lower demand in selected technology end markets, and regional variations in the pace of macroeconomic growth,” said Nordson President and Chief Executive Officer Michael F. Hilton. “We delivered very solid organic volume growth over the prior year’s first quarter in our consumer non-durable end markets, though this was offset primarily by softness in some applications related to electronics end markets. Regionally, conditions were mixed, with organic volume growth in the U.S., Americas and Europe being offset by softness in Japan and Asia Pacific. We continue to monitor all of our end markets carefully and are making near-term adjustments to spending, where prudent. Overall, we continued to generate excellent levels of free cash flow in the quarter, and our balance sheet remains strong. Going forward, our team remains focused on best-in-class technology, global customer support, and continuous improvement, and we remain positioned better than our competitors to capture demand when and where it occurs.”

First Quarter Segment Results
“We are encouraged by solid organic growth in Adhesive Dispensing Systems, our largest segment, and portions of our other two segments, though softness in certain product lines and difficult comparisons to the prior year impacted overall growth,” said Hilton.

Sales volume in the Adhesive Dispensing Systems segment improved by 16 percent compared to the same period a year ago. “Organic volume grew by more than 4 percent, a solid level, with increases in almost all product lines, including polymer processing,” said Hilton. The remainder of the volume increase was due to the first year effect of the Kreyenborg acquisition. Segment operating margin was 23 percent. Excluding short-term purchase accounting charges associated with the step-up in value of acquired inventory, operating margin was 24 percent, equal to the level of the first quarter a year ago.

Sales volume in the Advanced Technology Systems segment decreased by 10 percent from the prior year’s first quarter. Growth was solid for fluid management components serving medical and general industrial end markets and for test and inspection equipment in electronics end markets. This growth was offset by softness in automated dispensing equipment for mobile device and other niche electronic end markets. “Visibility can be challenging in electronics markets in the short term, and the pace of orders for some product lines slowed as the quarter progressed,” said Hilton. “The long term view for these markets continues to be positive. Segment operating margin was 11 percent in the quarter, and we are adjusting spending on a targeted basis related to the near term-lower volume. We expect to leverage sequential sales volume growth to generate significantly improved operating margin performance as the year progresses.”

“Within the Industrial Coating Systems segment, sales volume decreased 3 percent compared to the first quarter a year ago, a period in which we delivered 38 percent organic growth,” said Hilton. “Growth in powder and liquid coating product lines for durable goods end markets was offset by softness in other product lines. Operating margin in the quarter was 9 percent, a number within our range of expectations for this segment given this quarter’s level of revenue and product mix.”

Detailed results by operating segment and geography are included in the attached tables.

Order Rates and Backlog
Order rates for the 12-week period ending February 16, 2014, measured in constant currency, decreased 4 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2013 acquisitions were owned in both years.

Backlog for the quarter ended January 31, 2014 was approximately $229 million, an increase of 23 percent compared with the end of the first quarter a year ago, and inclusive of 4 percent organic growth and 19 percent growth due to the Kreyenborg acquisition. Current backlog increased 5 percent compared to the end of the fourth quarter of fiscal 2013. Backlog amounts are calculated at January 31, 2014 exchange rates.

Outlook
For the second quarter of fiscal 2014, sales growth is expected to be in the range of 5 percent to 9 percent compared to the second quarter a year ago. This overall growth is inclusive of organic growth of 0 percent to 4 percent, and 5 percent growth from the first year effect of acquisitions. The effect of currency translation is expected to be immaterial as compared to the prior year’s second quarter based on the current exchange rate environment. At the midpoint of this sales growth outlook, we would expect to generate operating margin of approximately 22 percent. GAAP diluted earnings per share are expected to be in the range of $0.85 to $0.94.

“At the midpoint of our second quarter guidance, sequential sales growth would be about 14 percent, and we would expect to leverage this increased volume to deliver significantly higher operating margin as compared to first quarter results,” said Hilton. “While this is encouraging, we recognize that year-over-year growth has been below our long term targets in recent quarters. In the near term, we are responding to fluctuating demand with appropriate spending adjustments, but remain focused on our long term success and optimistic about our prospects beyond the current quarter. A variety of new products introduced over the last 12 months are gaining traction, and the incremental R&D and localization investments made during 2013 are expected to begin generating returns this year. We also continue to identify and execute on continuous improvement opportunities, and our acquisition integration efforts remain on track. More fundamentally, we continue to believe in the strong long-term growth opportunities afforded by our diverse end markets. Food and beverage markets provide excellent prospects for our rigid and flexible packaging applications, especially in emerging regions. The same is true for our products serving disposable personal hygiene applications. Medical applications are among the fastest growing in the company. And while demand in electronics end markets can vary from quarter to quarter, industry and technology trends in this space remain in our favor over the next several years. Our customer value proposition of direct global service and differentiated products remains intact, and we expect to continue delivering long-term value to shareholders at a high level.”

Nordson will broadcast its first-quarter conference call on the investor relations page of its Web site, www.nordson.com/investors, on Wednesday, February 26, 2014 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson engineers, manufactures and markets differentiated products and systems used for dispensing and processing adhesives, coatings, polymers, sealants and biomaterials; and for managing fluids, testing and inspecting for quality, treating surfaces and curing. These products are supported with extensive application expertise and direct global sales and service. We serve a wide variety of consumer non-durable, consumer durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, building and construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FIRST QUARTER PERIOD
Period Ending January 31, 2014
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	First Quarter
	2014	2013

Net sales	$359,420	$347,043
Cost of sales	164,638	149,814
Selling & administrative expenses	140,923	135,665

Operating profit	53,859	61,564

Interest expense - net	(3,463)	(3,982)
Other income (expense) - net	(209)	(1,200)

Income before income taxes	50,187	56,382
Income taxes	15,307	14,371

Net Income	$34,880	$42,011

Return on sales	10%	12%
Return on average shareholders' equity	16%	24%

Average common shares outstanding (000's)	64,221	64,273
Average common shares and common share equivalents (000's)	64,860	64,949

Per share:

Basic earnings	$.54	$.65
Diluted earnings	$.54	$.65

Dividends paid	$.18	$.15

Total dividends	$11,561	$9,641

CONSOLIDATED BALANCE SHEET
	January 31	October 31
	2014	2013

Cash and marketable securities	$46,858	$42,375
Receivables	279,978	308,707
Inventories	200,617	198,401
Other current assets	55,808	51,087
Total current assets	583,261	600,570

Property, plant & equipment	201,892	200,979
Other assets	1,233,169	1,240,740
	$2,018,322	$2,042,289

Notes payable and debt due within one year	$18,725	$14,436
Accounts payable and accrued liabilities	194,903	221,035
Total current liabilities	213,628	235,471

Long-term debt	613,401	638,158
Other liabilities	279,618	280,797
Total shareholders' equity	911,675	887,863
	$2,018,322	$2,042,289

Other information:

Employees	5,767	5,801

Common shares outstanding (000's)	64,351	64,218

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

FIRST QUARTER PERIOD
Period Ending January 31, 2014
(Unaudited)

	First Quarter		% Growth over 2013
SALES BY BUSINESS SEGMENT	2014	2013	Volume	Currency	Total

Adhesive dispensing systems	$209,471	$183,378	15.8%	-1.6%	14.2%
Advanced technology systems	97,541	108,709	-10.0%	-0.3%	-10.3%
Industrial coating systems	52,408	54,956	-3.4%	-1.2%	-4.6%

Total sales by business segment	$359,420	$347,043	4.7%	-1.1%	3.6%

	First Quarter
OPERATING PROFIT BY BUSINESS SEGMENT	2014	2013

Adhesive dispensing systems	$47,920	$43,674
Advanced technology systems	10,378	20,733
Industrial coating systems	4,956	7,161
Corporate	(9,395)	(10,004)

Total operating profit by business segment	$53,859	$61,564

	First Quarter		% Growth over 2013
SALES BY GEOGRAPHIC REGION	2014	2013	Volume	Currency	Total

United States	$115,506	$111,304	3.8%	-	3.8%
Americas	27,265	27,687	2.1%	-3.6%	-1.5%
Europe	116,475	94,635	20.7%	2.4%	23.1%
Japan	26,245	35,596	-12.2%	-14.1%	-26.3%
Asia Pacific	73,929	77,821	-4.8%	-0.2%	-5.0%

Total Sales by Geographic Region	$359,420	$347,043	4.7%	-1.1%	3.6%

	First Quarter
FREE CASH FLOW BEFORE DIVIDENDS	2014	2013

Net income	$34,880	$42,011
Depreciation and amortization	14,488	13,049
Other non-cash charges	5,673	5,532
Changes in operating assets and liabilities	(7,354)	(20,837)
Net cash provided by operating activities	47,687	39,755

Additions to property, plant and equipment	(7,891)	(7,524)
Proceeds from the sale of property, plant and equipment	13	26

Free cash flow before dividends	$39,809	$32,257

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING FEBRUARY 16, 2014
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	5%	United States	-2%
Advanced technology systems	-13%	Americas	-9%
Industrial coating systems	-17%	Europe	16%
		Japan	-1%
Total	-4%	Asia Pacific	-23%

		Total	-4%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though 2013 acquisitions were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FIRST QUARTER PERIOD
Period Ending January 31, 2014
(Unaudited)

EARNINGS PER SHARE
	First Quarter
	2014	2013

Diluted EPS as reported (U.S. GAAP)	$0.54	$0.65
Short-term inventory purchase accounting adjustments	0.02	-
Severance and restructuring	-	0.01
Discrete tax items	-	(0.04)

Diluted EPS as adjusted (Non-GAAP)	$0.56	$0.62

ADHESIVE DISPENSING SYSTEMS SEGMENT OPERATING MARGIN

Operating profit as reported (U.S. GAAP)	$47,920

Short-term inventory purchase accounting adjustments	2,290

Operating profit as adjusted (Non-GAAP)	$50,210

Operating margin	24%

Adjusted EPS and operating margin are not measurements of financial performance under GAAP, and should not be considered as alternatives to EPS and operating margin determined in accordance with GAAP. Management believes that EPS and operating margin as adjusted to exclude the items in the tables above assist in understanding the results of Nordson Corporation. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, 440-414-5639
Director, Communications & Investor Relations
Jim.Jaye@nordson.com